CARVER BANCORP, INC. REPORTS REMOVAL OF FEDERAL RESERVE BANK REGULATORY ORDER

New York, New York, October 1, 2015 -- Carver Bancorp, Inc. (the “Company”) (Nasdaq: CARV), the holding company for Carver Federal Savings Bank, today announced that the Federal Reserve Bank of Philadelphia (the “Federal Reserve Bank”), under the delegated authority of the Board of Governors of the Federal Reserve System, has lifted the Order to Cease and Desist (“C&D”) originally issued by the Office of Thrift Supervision for Carver Bancorp, Inc. and in effect since February 7, 2011. The removal was effective September 24, 2015.

As previously announced, the Office of the Comptroller of the Currency lifted a similar C&D Order for Carver Federal Savings Bank in November 2014.

Michael T. Pugh, the Company’s President and CEO said, “The Federal Reserve Bank’s action is the latest milestone in our extensive effort to restore the financial strength of our institution. Today, our capital ratios remain strong with a Tier 1 capital ratio of 10.41%, our non-performing loan ratios continue to improve and reach industry norms, and our banking franchise attracts loyal depositors and borrowers in the communities we serve. As we move ahead, we are focused on increasing our core profits through disciplined lending, growing our existing customer relationships, accelerating our new business development efforts, and implementing a strategic approach to expense management supported by investments in technology that drive efficiencies.”

Mr. Pugh concluded, “We are pleased to put this chapter in our organization’s history behind us, and we are extremely thankful for the ongoing commitment of our stockholders, customers and community partners.”

About Carver Bancorp, Inc.
Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank. Carver was founded in 1948 to serve African-American communities whose residents, businesses, and institutions had limited access to mainstream financial services. In light of its mission to promote economic development and revitalize underserved communities, Carver has been designated by the U.S. Department of the Treasury as a Community Development Financial Institution. Carver is the largest African- and Caribbean-American managed bank in the United States, with ten full-service branches in the New York City boroughs of Brooklyn, Manhattan, and Queens. For further information, please visit the Company's website at www.carverbank.com.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

Contacts:
Michael Herley/Ruth Pachman
Kekst and Company
(212) 521-4897/4891
michael-herley@kekst.com
ruth-pachman@kekst.com

David L. Toner
Carver Bancorp, Inc.
First Senior Vice President and Chief Financial Officer
(718) 676-8936
david.toner@carverbank.com